UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.   Name and Address of Reporting Person:

                    Four Partners
                    c/o Thomas J. Tisch
                    667 Madison Avenue
                    New York, NY 10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  10/2/98

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):


4. Issuer Name and Ticker or Trading Symbol:

                  Gunther International, Ltd. (SORT)

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)

6.   If Amendment, Date of Original (Month/Day/Year)

                  3/30/95

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common  Stock, $.001 par value ("Common Stock")

2.   Amount of Securities Beneficially Owned

                  494,189

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership


     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls warrants, options, convertible securities)

1.   Title of Derivative Security

                  Warrants Issued Dec. 20, 1993 ("IPO Warrants")

                  Warrants Issued Oct. 2, 1998 ("Loan Warrants")

2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable

                  IPO Warrants - 12/20/94

                  Loan Warrants - 1/1/99

         Expiration Date

                  IPO Warrants - 12/20/98

                  Loan Warrants - 10/2/03

3.   Title and Amount of Securities Underlying Derivative Security

         Title

                  IPO Warrants - Common Stock

                  Loan Warrants - Common Stock

         Amount or Number of Shares

                  IPO Warrants - 115,000 shares

                  Loan Warrants - 2,105,688 shares

4.   Conversion or Exercise Price of Derivative Security

                  IPO Warrants - $6.00 per share

                  Loan Warrants - $1.50 per share

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

                  IPO Warrants - D

                  Loan Warrants - I

6.   Nature of Indirect Beneficial Ownership

                  Loan Warrants - As member of Gunther Partners, LLC

Explanation of Responses:

                  This amended Form 3 is being filed jointly by Four Partners ("FP"), a New York general partnership, Gunther Partners, LLC ("GP"), a Delaware limited liability company, Robert Spiegel ("Spiegel") , Richard Spiegel 1987 Trust ("Spiegel Trust") and Thomas M. Steinberg ("Steinberg"). The Form 3 was originally filed by FP and is being amended to add GP, Mr. Spiegel, Spiegel Trust and Mr. Steinberg as joint filers. FP is the designated filer. Information reported herein with respect to beneficial ownership of securities by FP is current as of the filing of the amended Form 3.

                  The sole partners of FP are Andrew H. Tisch 1991 Trust, for which Andrew H. Tisch is the managing trustee, Daniel R. Tisch 1991 Trust, for which Daniel R. Tisch is the managing trustee, James S. Tisch 1991 Trust, for which James S. Tisch is the managing trustee, and Thomas J. Tisch 1991 Trust, for which Thomas J. Tisch is the managing trustee. Thomas J. Tisch has been appointed the Manager of FP.

                  The members of GP are FP, Mr. Spiegel, Spiegel Trust and Mr. Steinberg.

                  The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other person or persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other person.

                                                     FOUR PARTNERS

                                                     By: /s/ Thomas J. Tisch
                                                          Thomas J. Tisch
                                                          Manager

                                                     Date:  October 7, 1998

                      Attachment To Form 3 of Four Partners
                in Respect of Gunther International, Ltd. (SORT)
                   Date of Event Requiring Statement: 10/2/98


                  This amended Form 3 is being filed jointly by Four Partners ("FP"), a New York general partnership, Gunther Partners, LLC ("GP"), a Delaware limited liability company, Robert Spiegel, Richard Spiegel 1987 Trust and Thomas
M. Steinberg.

Joint Filer Information

1.   Name and Address of Reporting Person:

                    Gunther Partners, LLC
                    c/o Thomas J. Tisch
                    667 Madison Avenue
                    New York, NY 10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  10/2/98

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):


4. Issuer Name and Ticker or Trading Symbol:

                  Gunther International, Ltd. (SORT)

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)


6.   If Amendment, Date of Original (Month/Day/Year)

                  3/30/95

7.   Individual or Joint/Group Filing (Check Applicable Line)

                   ___ Form filed by One Reporting Person
                   _X_ Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security


2.   Amount of Securities Beneficially Owned


3.   Ownership Form:  Direct (D) or Indirect (I)


4.   Nature of Indirect Beneficial Ownership


     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls warrants, options, convertible securities)

1.   Title of Derivative Security

                  Warrants Issued Oct. 2, 1998 ("Loan Warrants")

2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable

                  Loan Warrants - 1/1/99

         Expiration Date

                  Loan Warrants - 10/2/03

3.   Title and Amount of Securities Underlying Derivative Security

         Title

                  Loan Warrants - Common Stock

         Amount or Number of Shares

                  Loan Warrants - 2,591,616 shares

4.   Conversion or Exercise Price of Derivative Security

                  Loan Warrants - $1.50 per share

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

                  Loan Warrants - D

6.   Nature of Indirect Beneficial Ownership


                                                     GUNTHER PARTNERS, LLC


                                                     By: /s/ Thomas J. Tisch
                                                          Thomas J. Tisch
                                                          Manager

                                                     Date:  October 7, 1998

                      Attachment To Form 3 of Four Partners
                in Respect of Gunther International, Ltd. (SORT)
                   Date of Event Requiring Statement: 10/2/98


                  This amended Form 3 is being filed jointly by Four Partners ("FP"), a New York general partnership, Gunther Partners, LLC ("GP"), a Delaware limited liability company, Robert Spiegel, Richard Spiegel 1987 Trust ("Spiegel Trust") and Thomas M. Steinberg.


Joint Filer Information

1.   Name and Address of Reporting Person:

                    Robert Spiegel
                    19850 Beach Road
                    Tequesta, Florida 33469

2.   Date of Event Requiring Statement (Month/Day/Year)

                  10/2/98

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):


4. Issuer Name and Ticker or Trading Symbol:

                  Gunther International, Ltd. (SORT)

5. Relationship of Reporting Persons(s) to Issuer:

                  _X_  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)

6.   If Amendment, Date of Original (Month/Day/Year)

                  3/30/95

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common  Stock, $.001 par value ("Common Stock")

2.   Amount of Securities Beneficially Owned

                  117,000

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D - 60,000 shares

                  I - 57,000 shares

4.   Nature of Indirect Beneficial Ownership

                  15,500 shares by IRA, 40,000 shares by wife, 1,500 shares by wife's IRA

     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls warrants, options, convertible securities))

1.   Title of Derivative Security

                  Warrants Issued Dec. 20, 1993 ("IPO Warrants")

                  Warrants Issued Oct. 2, 1998 ("Loan Warrants")

2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable

                  IPO Warrants - 12/20/94

                  Loan Warrants - 1/1/99

         Expiration Date

                  IPO Warrants - 12/20/98

                  Loan Warrants - 10/3/03

3.   Title and Amount of Securities Underlying Derivative Security

         Title

                  IPO Warrants - Common Stock

                  Loan Warrants - Common Stock

         Amount or Number of Shares

                  IPO Warrants - 115,000 shares

                  Loan Warrants - 388,742 shares

4.   Conversion or Exercise Price of Derivative Security

                  IPO Warrants - $6.00 per share

                  Loan Warrants - $1.50 per share

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

                  IPO Warrants - D

                  Loan Warrants - I

6.   Nature of Indirect Beneficial Ownership

                  Loan Warrants - As member of Gunther Partners, LLC

Explanation of Responses:

              By virtue of his status as a trustee of Spiegel Trust (a trust for the benefit of Richard Spiegel, Mr. Spiegel's son), Mr. Spiegel may be deemed to be the beneficial owner of securities owned by Spiegel Trust.


                                                      /s/ Robert Spiegel
                                                          Robert Spiegel

                                                     Date:  October 7, 1998

                      Attachment To Form 3 of Four Partners
                in Respect of Gunther International, Ltd. (SORT)
                   Date of Event Requiring Statement: 10/2/98


                  This amended Form 3 is being filed jointly by Four Partners ("FP"), a New York general partnership, Gunther Partners, LLC ("GP"), a Delaware limited liability company, Robert Spiegel, Richard Spiegel 1987 Trust and Thomas
M. Steinberg.


Joint Filer Information

1.   Name and Address of Reporting Person:

                    Robert Spiegel, Trustee
                    Richard Spiegel 1987 Trust
                    19850 Beach Road
                    Tequesta, Florida 33469

2.   Date of Event Requiring Statement (Month/Day/Year)

                  10/2/98

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):


4. Issuer Name and Ticker or Trading Symbol:

                  Gunther International, Ltd. (SORT)

5. Relationship of Reporting Persons(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)


6.   If Amendment, Date of Original (Month/Day/Year)

                  3/30/95

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security

                  Common Stock

2.   Amount of Securities Beneficially Owned

                  15,000 shares

3.   Ownership Form:  Direct (D) or Indirect (I)

                  D

4.   Nature of Indirect Beneficial Ownership



     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls warrants, options, convertible securities)

1.   Title of Derivative Security

                  Warrants Issued Oct. 2, 1998 ("Loan Warrants")

2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable

                  Loan Warrants - 1/1/99

         Expiration Date

                  Loan Warrants - 10/2/03

3.   Title and Amount of Securities Underlying Derivative Security

         Title

                  Loan Warrants - Common Stock

         Amount or Number of Shares

                  Loan Warrants - 64,790 shares

4.   Conversion or Exercise Price of Derivative Security

                  Loan Warrants - $1.50 per share

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

                  Loan Warrants - I

6.   Nature of Indirect Beneficial Ownership

                  Loan Warrants - As member of Gunther Partners LLC



                                                     RICHARD SPIEGEL 1987 TRUST


                                                     By: /s/ Robert Spiegel
                                                          Robert Spiegel
                                                          Trustee

                                                     Date:  October 7, 1998

                      Attachment To Form 3 of Four Partners
                in Respect of Gunther International, Ltd. (SORT)
                   Date of Event Requiring Statement: 10/2/98


                  This amended Form 3 is being filed jointly by Four Partners ("FP"), a New York general partnership, Gunther Partners, LLC ("GP"), a Delaware limited liability company, Robert Spiegel, Richard Spiegel 1987 Trust and Thomas
M. Steinberg.


Joint Filer Information

1.   Name and Address of Reporting Person:

                    Thomas M. Steinberg
                    199 Aycrigg Avenue
                    Passaic Park, New Jersey 07055

2.   Date of Event Requiring Statement (Month/Day/Year)

                  10/2/98

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary):


4. Issuer Name and Ticker or Trading Symbol:

                  Gunther International, Ltd. (SORT)

5. Relationship of Reporting Persons(s) to Issuer:

                  _X_  Director
                  _X_  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)

                  Chairman of the Board

6.   If Amendment, Date of Original (Month/Day/Year)

                  3/30/95

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security


2.   Amount of Securities Beneficially Owned


3.   Ownership Form:  Direct (D) or Indirect (I)


4.   Nature of Indirect Beneficial Ownership


     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls warrants, options, convertible securities)

1.   Title of Derivative Security

                  Warrants Issued Oct. 2, 1998 ("Loan Warrants")

2.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable

                  Loan Warrants - 1/1/99

         Expiration Date

                  Loan Warrants - 10/2/03

3.   Title and Amount of Securities Underlying Derivative Security

         Title

                  Loan Warrants - Common Stock

         Amount or Number of Shares

                  Loan Warrants - 32,395 shares

4.   Conversion or Exercise Price of Derivative Security

                  Loan Warrants - $1.50 per share

5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

                  Loan Warrants - I

6.   Nature of Indirect Beneficial Ownership

                  Loan Warrants - As member of Gunther Partners, LLC

Explanation of Responses:



                                                     /s/ Thomas M. Steinberg
                                                          Thomas M. Steinberg

                                                     Date:  October 7, 1998